Exhibit 5.1

HUNTON & WILLIAMS LLP 1111 BRICKELL AVENUE SUITE 2500 MIAMI, FLORIDA 33131-1802

TEL 305 • 810 • 2500 FAX 305 • 810 • 2460

January 8, 2004	FILE NO: 53806.000003

Koger Equity, Inc.
225 NE Mizner Blvd., Suite 200
Boco Rotan, Florida 33432

Gentlemen:

     We have acted as counsel for Koger Equity, Inc., a Florida corporation (the “Company”), in connection with the offer and sale of 4,500,000 shares (5,175,000 shares if the underwriters’ over-allotment option is fully exercised) of common stock, $0.01 par value per share, of the Company (the “Common Stock”). The Common Stock will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-37919) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), the prospectus dated November 18, 1997 contained therein (the “Base Prospectus”) and the prospectus supplement thereto dated January 7, 2004 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) and an Underwriting Agreement dated as of January 7, 2004 (the “Underwriting Agreement”) between the Company and Morgan Stanley & Co. Incorporated, as underwriter and representative.

     In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

     The opinions set forth in this letter are based upon and are limited solely to the laws of the State of Florida, and we express no opinion herein concerning the laws of any other jurisdiction.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

(i)	The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and

(ii)	The issuance of the Common Stock has been validly authorized and, upon issuance and sale pursuant to the Underwriting Agreement, the Common Stock will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP